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As filed with the Securities and Exchange Commission on September 3, 2004

Registration No. 333-11457

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
To FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CELLEGY PHARMACEUTICALS, INC.
(Exact name of the Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	82-0429727 (I.R.S. employer identification no.)
349 OYSTER POINT BOULEVARD, SUITE 200 SOUTH SAN FRANCISCO, CALIFORNIA 94080 (650) 616-2200 (Address and telephone number of the Registrant's principal executive offices)

K. MICHAEL FORREST
CHIEF EXECUTIVE OFFICER
CELLEGY PHARMACEUTICALS, INC.
349 OYSTER POINT BOULEVARD, SUITE 200
SOUTH SAN FRANCISCO, CA 94080
(650) 616-2200
(Name, address and telephone number of the Registrant's agent for service)

Copies to: C. KEVIN KELSO, ESQ. WEINTRAUB GENSHLEA CHEDIAK SPROUL 400 CAPITOL MALL, 11TH FLOOR SACRAMENTO, CA 95814 (916) 558-6000

EXPLANATORY NOTE

Reincorporation; Assumption of Registration Statement

        This Post-Effective Amendment No. 1 to Registration Statement on Form S-3, Registration No. 333-11457, is being filed by Cellegy Pharmaceuticals, Inc., a Delaware corporation (the "Registrant"), the successor registrant to Cellegy Pharmaceuticals, Inc., a California corporation (the "California Corporation"). This Post-Effective Amendment No. 1 is being filed with the Securities and Exchange Commission (the "Commission") as the result of the reincorporation merger (the "Reincorporation") that became effective on September 2, 2004. The Reincorporation was effected by a merger of the California Corporation with and into the Registrant, which, prior to effecting the Reincorporation, was a wholly owned subsidiary of the California Corporation.

        Pursuant to the terms of the Agreement and Plan of Merger and Reincorporation between the Registrant and the California Corporation, each outstanding share of common stock of the California Corporation was automatically converted into one share of the Registrant's common stock, $0.0001 par value per share, at the time the Reincorporation became effective. Each stock certificate representing issued and outstanding shares of common stock of the California Corporation continues to represent the same number of shares of common stock of the Registrant. The California Corporation's common stock was quoted on the Nasdaq National Market System, and the Registrant's common stock continues to be quoted on the Nasdaq National Market System under the same symbol ("CLGY") as the shares of the California Corporation's common stock had been traded.

        The Reincorporation was approved by the shareholders of the California Corporation at the annual meeting of stockholders of the California Corporation held on June 15, 2004 for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        In accordance with paragraph (d) of Rule 414 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Registrant, as the successor registrant to the California Corporation, hereby expressly adopts the Registration Statement of the California Corporation on Form S-3, Registration Statement No. 333-11457, as its own Registration Statement for all purposes of the Securities Act and the Exchange Act.

De-registration of Shares

        This registration statement registered the sale from time to time of up to 6,800,000 shares of our common stock by the selling shareholders named therein. The offering has now been terminated. Accordingly, the registrant hereby deregisters all shares of the common stock originally covered by this registration statement but not sold pursuant to the prospectus included therein.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all for the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on September 3, 2004.

CELLEGY PHARMACEUTICALS, INC.
By:	/s/ K. MICHAEL FORREST K. Michael Forrest Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints K. Michael Forrest and A. Richard Juelis, and each of them, his attorneys-in-fact, and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462 of the Securities Act) to this Registration Statement, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal Executive Officer:
/s/ K. MICHAEL FORREST K. Michael Forrest	President, Chief Executive Officer and a Director	September 3, 2004
Principal Financial Officer and Principal Accounting Officer:
/s/ A. RICHARD JUELIS A. Richard Juelis	Vice President, Finance and Chief Financial Officer	September 3, 2004

Additional Directors:
/s/ RICHARD C. WILLIAMS Richard C. Williams	Chairman of the Board, Director	September 3, 2004
/s/ JOHN Q. ADAMS John Q. Adams, Sr.	Director	September 3, 2004
/s/ TOBI B. KLAR, M.D. Tobi B. Klar, M.D.	Director	September 3, 2004
/s/ ROBERT B. ROTHERMEL Robert B. Rothermel	Director	September 3, 2004
/s/ THOMAS M. STEINBERG Thomas M. Steinberg	Director	September 3, 2004

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EXPLANATORY NOTE
SIGNATURES
POWER OF ATTORNEY